Exhibit 99.1

Transcript of IHS Markit Ltd. Accounting Meeting, posted internally on December 2, 2020

EMEA/APAC Accounting Catch up with Michael Easton

2 December 2020 – 3pm GMT

General chit chat/laughing

Katy Owen (KO) – I’m just going to find out who rang my doorbell, so hold on, sorry

Michael Easton (ME) – So, thanks everyone for joining, looks like we have a good number of people from the EMEA team that were able to join and I see a few folks from the APAC team as well, so for those from the APAC team we’ll certainly find a more friendly time zone maybe early to mid-next week we’ll do it at a time that is much better for you may be much worse for Katy but Katy & I will manage it and do it at a good time so thanks everyone for joining in I know it’s kind of right in the middle of day 2 of year end close. Some of you probably feel like you have been working on close for a week leading up to this but obviously with the news from Monday, I kind of say morning although it was more like midday for some of you and I know some people saw bits pop out on Sunday night. I thought it would be good to bring the team together, happy to answer any questions. I’ll take a minute or two to give a couple of very brief opening comments but I’m hopeful that people were able to join in one of Lance’s sessions on Monday or even Jonathan’s global finance townhall yesterday. They gave a bit more depth on the background so I won’t go into as much detail as there but certainly can answer anything from question and answer perspective.

I think I have been aware of this for 5 weeks and a couple of days now. Jonathan talked to me very very late October I think it was and I started working with him at that time. There might have been a few strange requests to individuals along the way as I tried to get a bit more background information that we could share over with them.

A couple of opening comments and then out to the group ready for Q&A but what I can say is I’ve had a chance to spend quite a bit of time with their CFO, their Chief Accounting Officer, a person named Chris, their head of HR who is a woman named Dimitra, members of her team. These are terrific individuals, very engaging, and they are very professional people to work with. They are very collaborative. You can see how well they work together in their teams. You can see how well they work together with us. They were very respectful. They wanted to know a lot about what we did because they do believe there are many benefits that we can bring to this transaction as well. One of the things I really liked about both Lance and Doug (their CEO) spoke to was why are we calling this a merger, and they were quick to distinguish that it is not the same as the IHS and Markit merger 3 or 4 years ago which was more of a merger of equals because both firms at that time were relatively similar in size. We all know and recognise that S&P Global is about two times our size. But they were quick to point out that they like to think of it as a merger because there will be the best of both organisations that we will try to bring into certain things. They have already announced a few of the senior leadership roles on the commercial side that will be led by members of our current commercial team or leaders being Adam and Edouard primarily the ones they have named to date. And so, they are looking for things that we have done, things that have worked well for us and they were very interested in those items. And also, we bring in certain functions and operations that they don’t have. Just all of our work in the area of Transportation, Automotive and Product Design and those sorts of areas. And they have some locations where we have accounting and finance concentrations that they don’t have people in those locations either and so it’ll be a very collaborative experience going forward and we’ll look to be as communicative as possible. That’s probably one of the questions we’ll get and we’ll talk about what that can look like and how we can be as open and transparent with this group so we can continue to perform our day to day activities but still feel like some of our forward looking questions or some of our forward looking concerns or anxiousness is getting answered as well along the way.

So, with that I’ll just take a pause and open it up for questions. I’ve got a few that I’ve been asked by the Americas team from individuals I can go to as well but I’ll open it up and see if there are questions from this group that they want to start with right away.

Ceryl Dejyothin (CD): Hey Michael, maybe I’ll kick it off and hopefully others will join. So, I’ve got a couple of questions but maybe I’ll start with one then hopefully others can jump in as well. So, I think people are really kind of keen to know what the forward, what the structure is going to look like going forward because that’s obviously what’s going to affect all of u. You know, do we have any idea on the timing of that and when we’ll get an idea of what that will look like and obviously I understand at the moment you know that there’s been a decision made on who the CFO is, CEO is and decisions have been made underneath there in order for the structure to be figured out but do we have any idea when those next decisions on management is going to be made and when we will find that out which will also then affect when the structure will be able to be communicated.

ME: Sure, great leading question it covers a lot of topics you know I think members of this team and members of all the other finance teams are interested to know, you’re right, from a CFO leadership perspective, a finance perspective, what they’ve announced is that Ewout will continue as the CFO of the combined entity. I think he’d been CFO of S&P Global for about 4 or 5 years now you know, he’s a fantastic individual, very comfortable in the role and not that Jonathan wasn’t very comfortable in the role as CFO for IHS Markit but for a number of reasons it just makes sense for Ewout to continue in that role for the combined S&P Global firm going forward. So, what we’ve announced as I say, and we really do think it’s probably a 6-9 month time to close so think of that somewhere probably most likely June to August. You know, on occasion they’ve said, you know I think they probably might have said 6-12 months. Again, hopefully it’s most likely 6-9 but could be in that 9-12 category. We’ll just have to monitor that and see. One of the things that we’re trying to/that we will be starting up is there’s going to be an integration management office that will be set up. There’ll be leaders from S&P Global, there’ll be leaders from our side and that’s going to be set up by January and then a lot of these decisions further down and/in multiple organisations will start to gain traction. I think that it’ll probably take, you know, into that January time frame before we start to see a little bit more information around certain things. I think part of that is dare I say well why don’t we start it up in December, I think they recognise it’s our year end close and they rapidly move into year-end close. I think also those that are quite involved with the deal are hoping to at least get one weekend free. I’m personally hopefully to at least have a free weekend this weekend as well. I think that integration management office starts up and as Sari has said as soon as that starts up we’ll be able to have communication and eventually we’ll push that out to get you know Katy introduced to some of their leaders of the accounting and finance function in EMEA. Even though we are 2 separate companies and we need to continue to operate that way over the next 6-9 months, that mean for us you know much of our, you know our normal accounting activities continue we can have conversations with them around what the structure will look like, what our thoughts are on entities, roles, functions and those sorts of things. What we can’t do if we were a sales teams or a commercial team you can’t have those conversations from a sales and commercial perspective but from a finance and from a shared service perspective, we’re fine to have those.

So, a few other interesting datapoints is, I think their legal entity structure is around 90 legal entities, I’m talking 90 – 100. I think our legal entity structure is pushing 200 entities, so we have a much more complicated legal entity structure. I know some of you are aware of things we were trying to do or plans to simplify that some of that but each year as we simplify it we’re talking it might be you know 10-15 entities that we’re able to strike off and if we do another acquisition or 2 it seems like 5 more come in the side window so I think we’ll try to make some progress there so at time of close that will mean many of the transactional and volume related roles that we have today, those are going to continue to exist, they won’t just go away. They recognise our structure and we have it in place for a variety of reasons and so many roles that are, you know, we have a great team that’s responsible for the statutory accounts we have people who are you know, the GL team working on those statutory entities, we have our controllers in a lot of mainland Europe and their teams that are on the call today. I did get a chance to talk with Chris. Chris is the name of their CAO and he said you know how we’re organised in the countries where we have you know whether it’s a France or a Germany or Switzerland, South Africa where we have a couple of team members, they have in countries they’re in in mainland Europe they have a similar structure where they’ll have a couple of team members who are primarily responsible for accounting but might have a little bit of responsibility in doing tax or doing treasury and they work with their central functions similar to what these team members do as they work with Michael Sharp or Grant or others on different items in their country. So, it’s, I think it’s as we get to know more about them, we get to spend more time with them, we’ll see that they are a good group to work with. We’ll be complimentary in many respects we’ll probably start to find out that we’re in certain countries that they’re not in. I don’t know, specifically from a London perspective what they have there but my guess is, you know, I do know that they have a location somewhere there in London area with some finance and accounting people, those are the sorts of questions we’ll be able to get more insight to, you know, many on the call here were involved in or came through from the time of the merger. We had um, some things we did pretty well, some things we probably admittedly would say there were probably a few missed steps here and there. I think we did probably an ok job around communication and organisation at the time. I can tell you that S&P Global is a much more organised and mature than we were clearly 4 years ago than we are here today and so I know that they will be very thoughtful around this, and one of the things, and listening to Doug, that he believes very very strongly that communication is the key to leadership in an organisation. I sense that in talking with members of their team as well and so we’ll be very focussed on getting communications out and giving, you know, as much transparency, clarity of the process as soon as we can. And that doesn’t mean individually. You might want to know ‘oh I’d really like to know tomorrow or in the next week or so what it’s going to look like 9 months’ down the road’. I think the timing is going to be, you know at least into January for that, but I have a good feeling we’ll have that and we’ll be able to start communicating that out and that as we do that you know I think we’ll again involve the leaders with Katy and Ceryl, we’ll probably open it up to you with a few other members of the team to start working through that and start understanding you know how that’s going to play out and how our set of operations and our accounting structure, our legal entity structure can start, you know, being laid side by side with theirs and what that would look like and go forward and see. It was a good question, so I gave you a long answer to that.

CD: That’s absolutely fine there was lots of really good information there. Maybe I’ll be quiet and let somebody else ask a question.

Amine Moudrik (AM): If there is no one I’ll get in. Just a quick question actually about, well the communication that has been made yesterday I was kind of wondering, was it expedited because of the leak, that’s first, and now that we know, well, nothing has been signed yet, and there’s all the process that seems to need to go through, is there a chance for example that another company comes in and make a bigger offer and we end up going with erm yeah, instead of S&P?

ME: Yeah, interesting question. So, a couple of things. You know from a timing perspective, this was always the exact timing that you know we were targeting from when I came into the deal back in the last day or 2, I think it was the weekend before, maybe October 24th/25th, somewhere around there, was when I think I came into it. And so this was always the timing that we were targeting was to be able to announce on Monday November 30th so we weren’t rushed from that but unfortunately that evening was when the news did leak out which I think was the first time that anything had leaked out around it with 2 pretty large public companies coming together, we knew, you know, time was critical, the speed of that timing and also trying to keep it to a very small group of individuals. And so I don’t think we were surprised it came out you know, Sunday night we were probably all a little bit disappointed. You know we were planning to have it all done and signed, at least you know for deal signing, Sunday even earlier in the day, there were just a few last-minute things that continued to stretch beyond the day. So technically I think the story broke around maybe 6pm New York time on Sunday and it took us another several hours after that to have everything all finished up and ready to sign. But other than a few hours of timing it really didn’t impact things – that was our plan all along and the comms plan was absolutely set up to start everything on Monday morning at 6am New York time. So the leak didn’t really impact things although there was probably some scrambling around for an hour or so on Sunday as it came out and the decision way hey, just put our heads down lets finish getting through it and then we’ll be able to address everything exactly as planned the next morning so you know if we’re looking from that perspective. From an additional or another offer type perspective you know it’s always a possibility when you end up in this situation I don’t think we think it’s likely and I’m not sure, you know, it would be something we even necessarily want from a partnership perspective, from a merger perspective, you know I think we feel very very good about the opportunity and the work that’s gone into it with S&P Global to really make you understand that this is a place where this is a combination that will allow the combined firm to go forward and be even better and stronger than we are today. We as a company have come a long way in the last 4/5 years. We’ve executed greatly to our plan, but S&P Global is an organisation that’s probably another 5 or 10 years ahead of us. Anytime we went and talked to the analysts, the shareholders, you know S&P Global is one of the standard, you know one of the top peer in our peer group and as we’ve said we really don’t compete much with them, there’s very little revenue overlap. With them being in the information services space like we are, they were viewed as one of the best operating companies in that space, so by us being able to combine with them we can become even more mature and high performing as a company similar to what they are, and so I think we really believe in the work that we’ve done, that there is a lot of synergies from this, there’s a lot of revenue opportunities, there’s a chance for both companies to grow through this. Obviously, we’ll go into and become part of their stock and the share price, and we think there’s great potential and upside from that as well. So, you never can control if another company were to come in and try something but I certainly don’t think it’s something that we are planning on or looking at.

AM: Thanks

Charlotte Singleton (CS): It’s Charlotte here. Obviously big exciting news for the company and having talks this week with Katy & co and the others and just casting our mind back to when we had this news with IHS & Markit and all the incredible opportunities that it’s lead for us and how it’s changed our career so obviously trying to keep an open mind and things like that going forward. Having said that we are all prudent accountants and reading through the Q&A document that come out the other day, just wondered if you could clarify a bit more around I guess the terms of the redundancy package because it reads in there that you’ll get 12 months’ pay but there’s other news going out that is that 12 months’ pay in a lump sum or do you get it flatlined over 12 months. And also, if you was to find another job in the meantime would you still get your 12 months plus all the other benefits that are in that package detailed.

ME: Yeah good question and I’m glad you’ve actually read a few of those things. So, I should probably prerequisite that there’s a really good Q&A document that came out or was attached in the note from Lance announcing the deal for the very first time on Monday morning. The only problem with the Q&A document is it’s kind of lengthy so you opened it up and go oh I’m not going to real 15 pages, but there is again a lot of good information in there and depending on how you’re feeling about things or I think you’re question is around no 15 in there, it might be different pages and stuff, again it’s very deep in there. So, I appreciate that question and will definitely talk about it. I also appreciate your recognition that you know people are probably feeling a bit like some of us that were around in 4/5 years ago the day we announced the IHS and Markit merger in March 2016 so a little over 4 and a half years ago now. Probably at the time we didn’t really know where things would turn out, depending on your thoughts or what side you were on at that time, you might have thought I’m going away, I’m not going away, and things probably changed and came out much differently than what we were expecting but I think we’re definitely stronger as a company from when we were there as individuals and it’s 2 separate companies back then. I do appreciate the fact that there are some unknowns we don’t quite know yet, we might be thinking ok they’re twice our size so does that means there’ going to be 2 of their people for every 1 of our people or how’s that going to work. We’ll work through that and we’ll figure that out. But we have a lot examples from people here today that probably thought 4 and a half years ago I’m probably not going to be around much more than 6 months and yet we have a lot of great team members that are in leadership positions that are here with us today and we’ve had expanded opportunities as such so I sincerely believe a lot of that will happen in the going forward combined organisation. But to your point there will ultimately be some people that either their roles don’t come across into the new organisation, or they’re in a role today, that role goes away, they may look for another role that’s in the combined organisation, that doesn’t work out and that’s what the enhanced severance package is there for so to clarify a few things in there. So good question and there’s probably been a little bit of confusion just because of the way the salary, severance and continuation programme worked from the covid restructuring that we had to do in Q2. So for anybody that is impacted in the merger / combination with S&P Global, and ultimately their job goes away and they get the redundancy package, it will be paid out over 12 months but it is not dependant and it is not impacted by if you get a new job whether it’s 1 month in, 10 months in or 12months in. I think the decision was made to spread it out over 12 months. I think a bit of the background behind that is from a financial services and banking perspective, I think its kind of common to do it that way. They kind of come a from that background a little bit as well. If you were going to an area where they are a competitor, or if you were someone that was you know impacted in the commercial area and you had competitive information and you took that competitive information to one of our peers then you know, at least we have that ability to say well hey you can’t go and compete against us directly but form a finance and from a shared services perspective, we have a lot of valuable information about the company but we don’t have competitively sensitive information so I can’t think of a single situation where that would impact anybody in the accounting or finance group. So really it’s just paid out over 12 months, but it is not impacted, there is no reduction or change if you go out and find a new job and hopefully to the extent our people are impacted in this we do hope that they will be able to go out and find new roles. We think we have great people here at IHS Markit, we hope that many of those great people will have a role in the combined firm, but to the extent that they don’t, we are obviously very hopefully that they’ll be able to go and find something quickly but that 12 month severance is meant to be there for the entirety of the 12 months, whether or not they find a job 1 month in or 10 months or 12 months. It’s 12 months based on your salary and your bonus, and then the benefits will stay in place for those 12 months as well.

CS: Thank you Michael

Ritin Kharbanda (RK): Michael will there be a review of the portfolio of the businesses we have once we close this merger because some of our businesses currently, from my understanding, are not aligned with S&P Global so are we planning to re-review our portfolio, maybe some kind of businesses we have might not continue say 12 months after or down the line?

ME: Good question. I think behind the scenes there’s probably a few products in our current portfolio that we’ve been reviewing and assessing on a standalone basis. I would think to the extent we’ve been reviewing those on a standalone IHS Markit company basis those might continue, but you know S&P Global has gone pretty deep as they’ve looked at our businesses. It was referenced when Lance and Doug were talking, they’d been looking at us for many months before Doug came and approached us in med September. I know a couple of specific questions, there may have been a call on Monday morning I think with the investors, kind of with the analysts and they asked a few questions like that. Doug’s response was he acknowledged that the combined company, for them they’d be new into the transportation, the automotive space – it’s an area they haven’t been in before. Really that they were very excited to have that. It’s clearly a terrific part of the IHS Markit brand and product groups is our transportation segment so he made it pretty clear they weren’t looking to do anything with the transportation segment. So on reference S&P Global had a few assets, they’ve refocussed their portfolio over the past 5-10 years themselves but you know it’s a good example to say that that’s not something that they’re looking to do with the transportation group. Their product design group have already called it Transportation & Engineering, they’re excited by that group as well. So, I don’t think there’s going to be anything major. There’s a couple of very small product groups that we’re looking at today just within ourselves on a standalone basis. Those might be considered in the future, but I don’t think there will be anything major from this at all.

RK: Ok, thank you

ME: All good questions – any others from the group?

AM: If I may ask another one. Just from an accountant perspective, we know that they work on Oracle, we work on SAP, so how are we foreseeing next year the integration? Are we planning to integrate our accounting into theirs and work with Oracle or just consolidation?

ME: Good question and I’ll throw in a few other specifics just around accounting questions that I’ve heard. You’re right – they’re on Oracle, we’re on SAP. I talked with Chris a little bit, they are in the process of moving to the Oracle cloud based platform, they’re very excited about it they’ve done a lot of work around it I think they’re moving into it for January 1st 2021 but I can’t be 100% sure that when he said January 1st I didn’t miss understand and he meant 2022 but I do think it’s a month from now they’re planning to move onto this Oracle cloud platform. Something that they’ve very excited about, they’ve done a lot of work on it, something that’s very exciting. I know for us we’ve been on SAP, we’re very comfortable with it, do we really want to move to a new system. I think we’ve developed a lot of experience with SAP, but a lot of people on this call they had to go from one system to another somewhere 5/6/7 years ago and more recently as we were moving onto SAP so the background, the skills you’ve developed on SAP, I’m sure we can easily bring that onto and have a very solid foundation on Oracle. Now remember they’re moving from an Oracle on prem system to an Oracle cloud system so many of their people are going through a change as well right now. I think if we were honest, if we were going through a significant ERP upgrade in the next couple of years we would probably be moving to a cloud solution and we’d be making the decision today, you know, I don’t think there would be a lot of companies moving to an SAP on prem solution today and it it’s probably something we’d be looking at as well. So, I think from that perspective it’s likely that we would be moving into their Oracle cloud environment. And then a lot of it would just depend on what’s the timing to close, when did that close take place, how much of the integration activities are we able to be discussing. I think, I’m thinking about over the next 9/6 months to close, to then come up with a timeline to say what’s the time period over which we could transition from SAP into their Oracle cloud environment. Those sorts of things we’ll talk about along the way. A few of the questions that have come up in the session I had with the Americas is that it’s just a reiteration, that we do continue to operate as a standalone company today so we’ll have to certainly do our first quarter, close and file our 10Q in March 2021, I think it’s very likely we’ll be filing our second quarter 10Q in June 2021. And then I think it’s probably somewhere in that timeframe of June/July/August when the transaction is closing. At the point in time that the transaction closes, we no longer have to file our financial statements on a standalone basis with the FCC. I know in each country the individual statutory requirements may then continue and that’s where guys come in and are very critical because you continue to keep the accounting for those and work on those statutory filings. But we would eventually, at the point in time we close, the year-end would be December 31st so November 30th, we’d still have a month end close for November but we would just kind of naturally go into a December 31st year end close timing. But for the foreseeable future I think we would still go through and do all of our close activity and then there would be some mechanism where, the question came up yesterday, was do they use HFM. As many of you know we use HFM as our consolidation tool. They don’t, they use, I think there’s a consolidation function within their current Oracle platform. HFM and the Oracle product may not be too dissimilar but we would do some level of close, well we would do the full close, in our SAP, and we’d probably do certain consolidation activities in HFM, and then be able to work with them to get them all the results that they need to do a combined consolidated close. But much of the FPNA work that exist today for IHS Markit would still be ongoing and they would need all of that information out of HFM to facilitate the finance side of reporting and operating on tracking and such so for a period of time we would just be closing in SAP, doing some level of consolidation in HFM, and then providing those results over to S&P Global and their Oracle platform. Good question.

RK: Thanks

ME: One of the questions that’s come to Lance’s which I can speak to a little bit is just around benefits and those sorts of things. I do think from a benefits perspective they have been, asked a lot of questions, seen a lot of information about our benefits and what’s come out is that we think in all cases, their benefits are equal to or slightly better than what our benefits are. One of the specific questions that came up from somebody even today was someone asking about ‘ok well we used to have 1 volunteer day then we moved it up to a couple of days this past year or even 2 years ago (I know this year it’s been difficult to use all of that time) I know we’ve had some very creative events that we’ve had fun with recently. We’ve been able to at least take some advantage of the volunteer opportunity. They actually have a similar programme, but it sounds like their days that they offer are actually 5 days not just 3 days. So, I think we’ll see various examples of that where, I think we think we’ve had a pretty good benefits package and there’s are probably equal to or slightly better depending on the geography where you area round the world. They are very passionate about taking care of their people. They speak very highly to you. Of course, we like to think that we have done a great job from a people perspective, development, you have great leaders for EMEA and APAC, and Katy and Carol and Guru, county controllers and directors, managing your teams. I think we’ve done a lot of great things in the company. It’s something that S&P Global are equally passionate about and I think we will see a continuation of our opportunities for development and growth and challenging opportunities you know in their structure going forward as well so I think it’s natural to feel a little bit anxious, there’s a little bit on unknowns right now, I totally get that, I very much respect and appreciate what everyone on this team does. You know, on a daily basis we always say that in accounting there’s no ability to skip a month end close, you know you have to close each and every month, there’s a tight time frame, and I know were right in the middle of that again for year end, so I appreciate that and we’ll have another month end here shortly, but I’m pretty confident that we’ll start to be able to get more communications out hopefully by that January time frame, if teres anything we can communicate before that we will. But if you have any questions feel free to reach out me, feel free to reach out to obviously the leaders on the call here as well or to Katy. We’re here, we’re wanting to share with you everything we can, and I sincerely believe that many many of us will continue in a new combined entity, we just don’t know exactly what that looks like or exactly when that will take place, and because of that there is a little bit of uncertainty that’s out there. Don’t dwell on that too much or focus on what we can’t control. Right now, it’s kind of our year end and our month end coming up. We will continue to go through the normal communication cycle around year end merit, bonus, promotions that will take place. Definitely before Christmas. Right now I think it’s laying somewhere around December 15th through 18th give or take a day or 2, it could go into a few days next week but that is still absolutely on pace and so we’ll feel very much normal and business as usual and we’ll have promotions to celebrate for certain team members by the end of this month and bonus will pay out just like normal and as expected.

With that, unless there’s a last-minute question, I appreciate you sticking with us for a few extra minutes. I know it’s important and I know it’s something we’re all very interested in. So, I guess I’ll just pause there. Any last questions from the group? Alright well I’ll take that as a no for now but maybe we could set up another one pf these sessions for beginning or right in the middle of January if you think that’s helpful. I do hope all of you get a terrific time off over the holidays. I know it’s still; it may feel like a long 3 weeks away as we get through year end close here, but I hope everybody gets some time off and away with family. I know the holiday season’s a little different this year. There’s a little less travel, a little smaller family gatherings but it’s still nice to get time away and spend it with whoever we can, our loved ones, and I hope everyone is safe and healthy and we look forward to a fantastic new year. As one of our long time colleagues mentioned on the call yesterday in Jonathan’s global finance call he’d always come in on the first day, December 1st and go ‘Happy New Year’ so I guess I’ll end with that. So Happy new Year to all of you and thanks to everyone and thanks for the time today. Take care everyone

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which are based on current expectations, estimates and projections about future business and operating results, the industry and markets in which S&P Global Inc. (“S&P Global”) and IHS Markit Ltd. (“IHS Markit”) operate and beliefs of and assumptions made by S&P Global management and IHS Markit management, involve uncertainties that could significantly affect the financial or operating results of S&P Global, IHS Markit or the combined company. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “will, ” “should,” “may,” “projects,” “could,” “would,” “target,” “estimates” or variations of such words and other similar expressions are intended to identify such forward-looking statements, which generally are not historical in nature, but not all forward-looking statements include such identifying words. Such forward-looking statements include, but are not limited to, projections of earnings, statements of plans for future operations or expected revenues, statements about the benefits of the transaction involving S&P Global and IHS Markit, including future financial and operating results and cost and revenue synergies, the combined company’s plans, objectives, expectations and intentions. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future — including statements relating to creating value for shareholders, benefits of the proposed transaction to shareholders, employees, customers and other constituents of the combined company, the outcome of contingencies, future actions by regulators, changes in business strategies and methods of generating revenue, the development and performance of each company’s services and products, integrating our companies, cost savings, the expected timetable for completing the proposed transaction, general conditions in the geographic areas where we operate and our respective effective tax rates, cost structure, dividend policy, cash flows or liquidity — are forward-looking statements.

These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in such forward-looking statements. We can give no assurance that our expectations will be attained and therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. For example, these forward-looking statements could be affected by factors including, without limitation, risks associated with: (i) the satisfaction of the conditions precedent to consummation of the proposed transaction, including the ability to secure regulatory approvals on the terms expected, at all or in a timely manner; (ii) the ability of S&P Global and IHS Markit to obtain shareholder approval for the proposed transaction; (iii) uncertainty relating to the impact of the proposed transaction on the businesses of S&P Global and IHS Markit, including potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed transaction and changes to existing business relationships during the pendency of the acquisition that could affect S&P Global’s and/or IHS Markit’s financial performance; (iv) the ability of S&P Global to successfully integrate IHS Markit’s operations and retain and hire key personnel; (v) the ability of S&P Global to implement its plans, forecasts and other expectations with respect to IHS Markit’s business after the consummation of the proposed transaction and realize expected synergies; (vi) business disruption following the proposed transaction; (vii) economic, financial, political and regulatory conditions, in the United States and elsewhere, and other factors that contribute to uncertainty and volatility, including the upcoming U.S. presidential transition, the United Kingdom’s withdrawal from the European Union, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic (the “COVID-19 pandemic”)), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent U.S. administration; (viii) the ability of S&P Global and IHS Markit to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber -attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions such as the COVID-19 pandemic; (ix) the impact of public health crises, such as pandemics (including the COVID-19 pandemic) and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; (x) the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; (xi) changes in debt and equity markets, including credit quality and spreads; (xii) demand for investment products that track indices and assessments, and trading volumes of certain exchange-traded derivatives; (xiii) changes in financial markets, capital, credit and commodities markets and interest rates; (xiv) the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (xv) the parties’ ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; and (xvi) those additional risks and factors discussed in reports filed with the Securities and Exchange Commission (the “SEC”) by S&P Global and IHS Markit from time to time, including those discussed under the heading “Risk Factors” in their respective most recently filed Annual Reports on Form 10-K and subsequent Quarterly Reports on Form 10-Q. While the list of factors presented here is considered representative, this list should not be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on S&P Global’s or IHS Markit’s consolidated financial condition, results of operations, credit rating or liquidity. Except to the extent required by applicable law or regulation, each of S&P Global and IHS Markit disclaims any duty to update any forward-looking statements contained in this communication or to otherwise update any of the above-referenced factors.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote of approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Important Information About the Transaction and Where to Find It

In connection with the proposed transaction, S&P Global and IHS Markit will file relevant materials with the SEC, including a registration statement on Form S-4 filed by S&P Global to register the shares of S&P Global common stock to be issued in connection with the proposed transaction. The registration statement will include a joint proxy statement/prospectus which will be sent to the shareholders of S&P Global and IHS Markit seeking their approval of their respective transaction-related proposals. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT ON FORM S-4 AND THE RELATED JOINT PROXY STATEMENT/PROSPECTUS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT S&P GLOBAL, IHS MARKIT AND THE PROPOSED TRANSACTION.

Investors and security holders may obtain copies of these documents free of charge through the website maintained by the SEC at www.sec.gov or from S&P Global at its website, or from IHS Markit at its website. Documents filed with the SEC by S&P Global will be available free of charge by accessing S&P Global’s website at www.spglobal.com under the heading Investor Relations, or, alternatively, by directing a request by telephone to 866-436-8502 (domestic callers) or 212-438-2192 (international callers) or by mail to S&P Global at Investor Relations, S&P Global Inc., 55 Water Street, New York, NY 10041, and documents filed with the SEC by IHS Markit will be available free of charge by accessing IHS Markit’s website at www.ihsmarkit.com under the heading Investor Relations or, alternatively, by directing a request by telephone to 303-790-0600 or by mail to IHS Markit at IHS Markit Investor Relations and Corporate Communications, 15 Inverness Way East, Englewood, CO 80112.

Participants in the Solicitation

S&P Global, IHS Markit and certain of their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of S&P Global and IHS Markit in respect of the proposed transaction under the rules of the SEC. Information about IHS Markit’s directors and executive officers is available in IHS Markit’s Form 10-K for the year ended November 30, 2019, proxy statement dated February 28, 2020 for its 2020 Annual General Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Information about S&P Global’s directors and executive officers is available in S&P Global’s Form 10-K for the year ended December 31, 2019, proxy statement dated March 30, 2020 for its 2020 Annual Meeting of Shareholders, and certain of its Current Reports on Form 8-K. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC regarding the transaction when they become available. Investors should read the joint proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from S&P Global or IHS Markit using the sources indicated above.